Exhibit 10.12
SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and among Mark D. Linch (“Employee”) and LODGIAN, INC. (“Lodgian” or “Company”) and any of its former or current employees, managers, supervisors, attorneys, agents, officers, directors, and affiliates, including parent companies, subsidiaries, employee benefits plans, and divisions (collectively, the “Releasees”).
W I T N E S S E T H
     WHEREAS, Employee and the Releasees want to settle fully and finally all differences and potential disputes between them arising out of Employee’s employment or termination of employment on August 22, 2007, with the Releasees (the “Separation Date”);
     WHEREAS, Employee and the Company previously entered into an “Amended and Restated Executive Employment Agreement” (the “Employment Agreement”) dated March 29, 2007, which requires Employee to enter into this Agreement in order to receive certain separation benefits;
     NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:
     1. Denial of Liability or Wrongful Conduct.
     This Agreement shall not in any way be construed as an admission by the Releasees that they have acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against the Releasees. The Releasees specifically disclaim and deny any liability to, or wrongful acts against, Employee or any other person, on the part of themselves, their employees or their agents.
     2. No Pending Claims.
     Employee represents that he has not filed, nor assigned to others the right to file, nor are there pending any complaints, charges or lawsuits against the Releasees with any governmental agency or any court, and that he will not file any claims against the Releasees with any governmental agency or any court at any time hereafter for actions taken up to and including the date on which this Agreement becomes effective arising out of Employee’s employment or termination of employment by Releasees.
     3. Consideration.
     Provided the Employee satisfies the conditions of this Agreement (including returning all Company property as provided in Paragraph 9 below, and complying with all restrictive covenants of the Employment Agreement) and does not revoke this Agreement, the Company will:

a.	Make lump-sum payment equal to 50% of Employee’s base salary in the total amount of $112,500, plus an additional sum of $37,501.50 (together, the “Lump Sum Payment”) less applicable withholdings and deductions; the Company shall also be entitled, and Employee hereby authorizes the Company to off-set any amounts owed by Employee to the Company from the Lump Sum Payment. The Lump Sum payment shall be paid no later than thirty (30) days following the expiration of any applicable revocation period.

b.	The Company shall pay 100% of the Employee’s and his eligible dependents’ health care coverage under COBRA, for a period six (6) months. If the Employee obtains other healthcare coverage during this six (6) month period, the Employee will notify the Company in writing and the Company will discontinue these COBRA payments.

Because the Employee is no longer employed, the Employee’s rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. The Employee’s Separation Date will be the date use in determining benefits under all Company employee benefit plans.

c.	Pay the Employee’s accrued, but unused vacation as of the employment termination date, less applicable withholdings and deductions. The Company and the Employee agree that the Employee has 136 hours of accrued, but unused vacation, which entitles the Employee to a cash payment of $ 14,711.12.

d.	Not contest any claim by Employee for unemployment compensation related to Employee’s separation from employment with the Company.

e.	Pay Employee’s actual business expenses incurred as part of the ordinary course of employment with the Company within 15 days after receipt of proper documentation.

f.	The Company agrees that Section 7 of the Employment Agreement shall survive such that Employee will be entitled to the payments and other benefits provided for in said Section 7 of the Employment Agreement if a Change in Control, as defined in Exhibit A of the Employment Agreement, shall occur on or before October 20, 2007. Employee acknowledges that the right to receive any payments or other benefits as provided for in Section 7 of the Employment Agreement shall cease and the Company shall have no further obligation with regard to said provision after October 20, 2007.

     In addition to the foregoing, provided that Employee satisfies the conditions of this Agreement (including returning all Company property as provided in Paragraph 9 below, and complying with all restrictive covenants of the Separation Pay Agreement) and does not revoke this Agreement, the Company and Employee acknowledge and agree that, notwithstanding anything to the contrary in any applicable documents evidencing a grant of an award under the Lodgian, Inc. 2002 Stock Incentive Plan or any similar plan, any awards of options to purchase Company stock held by Employee shall be immediately exercisable in full, and all vesting restrictions upon any restricted stock held by Employee shall lapse.
     4. General Release.
     As a material inducement to Employee to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims for compensatory damages, special damages, punitive damages, or any other form of compensation from the Releasees or any of them, any covenant of good faith and fair dealing, or any tort, or any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation (1) O.C.G.A. § 13-6-11; (2) O.C.G.A. § 13-1-11; (3) breach of any covenant of good faith and fair dealing; (4) breach of an express or implied contract; (5) violation of any other legal or contractual duty arising under the laws of the State of Georgia, the laws of any other state, or the laws of the United States; (6) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. § 1981; Executive Order 11246, 30 Fed. Reg. 12319; 42 U.S.C. § 1985(3); the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2102, et seq.; and the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, et seq., which Employee now has, owns or holds, or claims to have, own or hold, which Employee at any time heretofore had, owned or held, or claimed to have, against each or any of the Releasees arising out of Employee’s employment, termination from employment by Releasees and/or his/her claim of age discrimination.
     5. Compliance with Age Discrimination Laws.
     Employee hereby acknowledges and agrees that this Agreement and all actions taken in connection therewith are in compliance with the ADEA and the Older Workers Benefits Protection Act (“these Acts”) and that the release set forth in Paragraph 4 hereof shall be applicable, without limitation, to any claims brought under these Acts. The Releasees and Employee further acknowledge and agree that:

(a)	the release given by Employee in this Agreement is given solely in exchange for one-half of the total consideration set forth in Paragraph 3 of this Agreement and such consideration is in addition to anything of value to which Employee was entitled prior to entering into this Agreement;

(b)	by entering into this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed;

(c)	Employee has been advised to consult an attorney of the Employee’s choosing and at the Employee’s expense prior to entering into this Agreement and acknowledges that this provision of this Agreement satisfies the requirement of the Older Workers Benefits Protection Act (including Exhibit A attached);

(d)	Employee has had proffered a period of at least forty-five (45) calendar days from receipt of this Settlement Agreement within which to consider this Agreement;

(e)	Employee agrees that to the extent s/he chooses not to wait forty-five (45) calendar days to execute this Agreement, it is because he freely and unilaterally chooses to execute the Agreement before that time; and

(f)	for a period of seven (7) calendar days following execution of this Agreement, Employee or the Company may revoke this Agreement by producing written notice to the other party; this Agreement shall not become effective or enforceable until such seven (7) calendar day period has expired.

(g)	If Employee revokes his acceptance, such revocation will be effective only as to Employee’s release of any ADEA claims he may have. In the event of revocation, Employee agrees and understands that Company shall be entitled to an offset/reduction, and shall not pay to Employee one-half of the consideration set forth in Paragraph 3, above, which is the amount the parties have allocated to the release of any claims Employee might have or assert under the ADEA.

(h)	Employee further acknowledges and agrees that Employee has been or is herein informed by the Company in writing of (1) the class, unit, or group of individuals covered by the exit incentive or other employment termination program in connection with which the Company is requesting this Release (the “Program”) and (2) the eligibility factors and applicable time limits for the Program. Employee further acknowledges and agrees that attached to this agreement as Exhibit A is a schedule of (1) the job titles and ages of all individuals eligible or selected for the Program and (2) the ages of all individuals in the same job classifications or organizational units who are not eligible or selected for the Program.

     6. Confidentiality.
     Employee represents and agrees that he will keep the terms, amount, and facts of this Agreement, as well as the alleged facts and events underlying the released Claims, confidential, and that he will not hereafter disclose any information concerning this Agreement to anyone other than his attorneys, spouse, and financial representative(s) who will be informed of and bound by this confidentiality clause, or pursuant to a lawfully issued subpoena or court order, for a period of five (5) years following the Separation Date. Employee shall be liable for all damages occasioned by a breach of this confidentiality provision, including all attorneys’ fees incurred in the enforcement of any breach.
     7. Non-Disparagement.
     Employee and Employer mutually agree agrees that neither will disparage or speak negatively about the other or the Company’s employees or third party contractors.
     8. Return of Company Property
     Employee agrees to return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company. Employee agrees not retain any copies of the Company’s property, including any copies existing in electronic form, which are in the Employee’s possession or control. Employee acknowledges that he has not and will not destroy, delete, or alter any Company property without the Company’s consent. Employee’s compliance with this Paragraph 8 is a condition precedent to the Company’s obligation to pay Employee the consideration set forth in Paragraph 3 hereof.
     9. Employment References.
     Employee agrees that in response to any requests for employment references from future prospective employers of Employee, the Company will only provide dates of employment and last position held.
     10. Modification.
     No provision of this Agreement may be changed, altered, modified or waived except in writing signed by Employee and a senior officer of the Company, which writing shall specifically reference this Agreement and the provisions which the parties intend to waive or modify.

     11. Consultation with Counsel.
     Employee represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his attorneys and acknowledges that he has been given a reasonable time to consider whether he should sign this Agreement.
     12. Attorneys’ Fees and Costs.
     In the event that any party to this Agreement commences an action, at law or in equity, to enforce any right under any provision of this Agreement or to compel compliance with any provision of this Agreement, Employee and the Releasees covenant and agree that the prevailing party in any such action shall be entitled to recover all reasonable attorneys’ fees and costs incurred in connection with such action.
     13. Entire Agreement.
     Except as expressly provided herein, this Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s relationship with the Company and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all other agreements, proposed or otherwise, whether written or oral, concerning the subject matters hereof, including, without limitation, the Employment Agreement. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This Agreement constitutes an integrated agreement. Notwithstanding the foregoing, the parties acknowledge and agree that Sections 8, 9, 10, 12, 13, 15, 17, 18 and 22 of the Employment Agreement shall survive this Agreement in accordance with their terms, to the extent not inconsistent with any provision of this Agreement. In addition, the parties agree that Section 7 of the Employment Agreement shall survive until October 20, 2007.
     14. Applicable Law.
     This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia, notwithstanding its provisions governing choice of law.
     15. Severability.
     The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.
     16. Headings and Captions.

     The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.
     17. Construction.
     In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     EMPLOYEE ATTESTS THAT HE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT AND/OR TERMINATION FROM EMPLOYMENT WITH RELEASEES.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date shown below.
     Executed this 11th day of September, 2007.

LODGIAN, INC.		MARK D. LINCH

By:	/s/ Edward J. Rohling	/s/ Mark. D. Linch

Name: Edward J. Rohling
Title: President & Chief Executive Officer